EXHIBIT 16 TO FORM 8-K



June 30, 1998




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated June 19, 1998 of Global Med
Technologies, Inc. and are in agreement with the statements contained in paragraphs Item 4. (a)(i), (ii) and (iv) on the pages therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                          /S/ERNST & YOUNG LLP